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Commission File No.: 1-3368

The following is a transcript of Algonquin Power Services Canada, Inc.’s analyst call that occurred on February 9, 2016, in which Brad Beecher, Chief Executive Officer of The Empire District Electric Company, participated:

ALGONQUIN POWER SERVICES CANADA, INC.

Moderator: Ian Robertson

February 9, 2016

3:30 pm CT

Operator: Good day and welcome to the Algonquin Power and Utilities Corp. the Empire District Electric Company Acquisition Announcement Call. Today’s conference is being recorded. At this time I would like to turn the conference over to Mr. Chris Jarratt, Vice Chairman. Please go ahead, sir.

Chris Jarratt: Thank you. Good afternoon everyone and thanks for joining us today. We are extremely excited to provide you an overview of our acquisition of the Empire District Electric Company. My name is Chris Jarratt. I’m the Vice Chair of Algonquin Power & Utilities Corp.

Joining me on the call today are Ian Robertson, our Chief Executive Officer, David Bronicheski, our Chief Financial Officer and Brad Beecher, Chief Executive Officer of the Empire District Electric Company.

We will be making reference to an investor presentation prepared in respect to this transaction and that presentation is available for download on our Website, algonquinpowerandutilities.com.

Just turning to Slide 2 of the presentation, I’d like to note that on this call we will provide information that relates to future events and expected financial positions that should be considered forward-looking.

We will provide additional details at the end of the call and I direct you to review the full disclosure on forward-looking and non-GAAP financial measures available in the presentation page of the investor center.

As shown on the agenda set out in Slide 3, Ian’s going to provide details about the transaction followed by a summary of Empire from Brad. Dave will review our financing strategy and the timeline of the events related to the transaction.

Ian will then provide a summary of the combined business and wrap-up with some concluding thoughts and then we’re going to open the line for questions and we would ask that you just restrict your questions to two and then re-queue if you have additional just to allow others the opportunity to participate and with that I’d like to turn things over to Ian Robertson.

Ian Robertson: Thanks, Chris and good afternoon, everyone. I appreciate you taking the time today on the call. Obviously it’s been a busy day for everyone with the events of earlier this morning and obviously our exciting announcement. I’m obviously thrilled to be here today to be speaking to you about this event in Algonquin’s history.

Before I get going, I really would like to thank Brad Beecher. As Chris had mentioned, he is the Chief Executive Officer of the Empire Electric District Company who’s joining us on this call this afternoon.

Who better to give you some information on Empire than its CEO? I think I’m speaking on Brad’s behalf when I say we’re both pleased to present the details about this strategic transaction between our respective companies.

Earlier today the boards of directors of both Algonquin and Empire agreed to enter into a transaction by which Algonquin will purchase all of the issued and outstanding common shares of the Empire Electric District Company.

At roughly 3:30 this afternoon the tradable shares of both Algonquin and Empire were halted and shortly afterwards the companies issued a joint press release announcing the transaction.

In a separate press release I hope you noted that Algonquin also announced that in relation to the transaction it would raise the equity capital lead-in in the form of convertible debentures by way of installment receipts. Copies of both of these press releases can be found on our Website.

We obviously view the acquisition of Empire as a significant event for Algonquin, one which positions us for exciting growth opportunities that are expected to create material benefits for our shareholders. Our acquisition of Empire is strategically well-aligned with our disciplined approach to growth and it provides excellent support for our dividend growth objectives.

It’s strange since our business mix by adding scale to our regulated utilities operations and calling ((inaudible)) our regulated businesses will now represent 70% of total EBITDA, where it represents a solid platform for growth both through its rate-based capital expenditures but also for the development of new renewable electric generation facilities which in terms of further greening Empire’s generation fleet.

Brad and his management colleagues at Empire will add further (bench strength) to our already strong Liberty Utilities team and very importantly to the deal and to shareholders. We expect immediate and enduring accretion over the next three years post-closing. Before (Cap Daniel) EPS accretion was 7 to 9% in per share annual FFO accretion of 12 to 14%.

I will say that we diligently assessed this acquisition and in Empire we see a compelling match and with that I’d like to turn to Slide 5 of that slide deck to step through some of the specific highlights.

First with respect to purchase price the offer for the Empire shares is U.S. $34 per share. It’s going to be paid in cash. This represents a 21% premium to the last close of Empire shares yesterday and we hope that the Empire shareholders find the proposition compelling.

In terms of the transaction drivers, as you will see there we believe that it’s strategically aligned with our disciplined approach to growth $34 a share. The enterprise value of the acquisition is approximately $2.4 billion U.S. with an equity purchase price of approximately 1-1/2 billion dollars.

Perhaps most importantly those translate from our perspective to attractive valuation multiples of 9.2 times of the 2017 estimated EBITDA and 1.49 times the rate base estimated at closing which for the purposes this is estimated at the end of this year.

As to financing the transaction, you’ll hear from David regarding our robust plan. It’s one that’s designed to maintain our current strong credit rating. A key element of the plan involves the equity from the convertible debenture offering which was also launched today.

We believe we have clear line of sight to the remainder of the capital with an expectation that the debt financing portion will be completed closer to the expected closing in Q1 of next year.

Lastly the transaction timing as David will describe is really going to be driven by the approval requirements of the public utility commissions in the states in which Empire operates. Fortunately Liberty has strong relationships in two of the major states Missouri and Arkansas which represent over 90% of the Empire’s EBITDA.

Flipping the chart to Slide 6, we certainly view Empire as an ideal fit for Algonquin. It’s consistent with all the themes that I presented to the capital market at our investor day last December but perhaps there are four strategic rationales that we might highlight.

Firstly this merger will have a dramatic effect on the scale of our regulated utility operations. Incorporating these well-run, high-quality regulated gas, electric and water distribution generation and transmission operations into Algonquin will result in a significant over 85% growth in our enterprise value.

It also changes our business mix to have over 70% of the combined organization’s EBITDA from regulated earnings. Secondly, we’re excited that the growth from this transaction has implications across Algonquin’s distribution, transmission and generation business groups.

Obviously the existing and regulator-supported CAPEX projects will continue to add distribution utility rate base but with respect to our transmission business group, Empire has been active in the development of new transmission lines including those needed to bring renewable generation into its service territory.

And lastly we fully intend to capitalize on our core competency related to the development of wind and solar facilities in the satisfaction of the growing need for renewable generation for Empire’s customers in the context of increasing RTFs and the Environmental Protection Agency’s clean power plant.

Thirdly it might be noted that Empire is a multijurisdictional utility operating in Missouri, Arkansas, Oklahoma and Kansas and we’re pleased that this transaction will allow us to both deepen the existing relationships with state regulatory agencies in Missouri and Arkansas and develop the important new ones with the regulators in Kansas and Oklahoma.

And lastly the breadth and depth of the Empire management team is a great facilitator for our regional operations focus. We see a great opportunity to consolidate the senior leadership of our existing mid-states operations under the Empire management headquartered out of Joplin, Missouri.

I can say there’s strong alignment between our respective corporate cultures which we feel will serve us well during the integration process. In short both Liberty and Empire embrace an operations philosophy which emphasizes a local responsive and caring approach to customers, employees, regulators and the communities we serve.

Flipping to Slide 7, it might be useful to point-out that Liberty has extensive experience in managing the acquisition, approval and integration of multi-modality, multi-jurisdictional utilities such as Empire. In fact this’ll be our 10th acquisition in the past eight years.

As to our strategy for managing that task, I would point-out that rather than asking our existing operations group to do “double duty” in the integration of new businesses into Algonquin, we formed a dedicated group of operations, IT, HR and other professionals dedicated to this successful transition of new businesses into the Algonquin family.

They’ve obviously been busy over the past five or six years integrating those previous nine acquisitions. We believe that our regionally-focused senior management platform anchored in the central region of the Empire team will help us realize on our vision to be the utility company most admired by our customers, communities and investors where our people are passionate in our performance.

With that I’d like to flip the slide to Slide and then maybe on the way to Slide 9 and turn things over to Brad to give us a summary of the rich history of Empire. Brad, take it away. Brad?

Operator: Mr. Beecher, perhaps you have your line on mute?

Brad Beecher: Yes, yes, I did. Thank you Ian.

Ian Robertson: I’m sure it was incredibly scintillating but you’ll have to start again Brad.

Brad Beecher: I’ll have to start over. Well thank you Ian I’m so excited to be here. It’s been a long couple of days here but for those of you who don’t know Empire, we’ve been around since 1909 and publicly traded on the New York Stock Exchange since 1944.

So there’s a lot of information out there about Empire. We’re ticker symbol EDE and you can find more on www.empiredistrict.com but just in real big highlights, we are generally 100% regulated vertically integrated electric utility with some gas customers so we have about 170,000 customers across four states as Ian mentioned, Missouri, Kansas, Oklahoma and Arkansas.

We have about 44,000 gas customers all in Missouri and then we serve a few water distribution companies so much like Algonquin we cover the gamut and so together we’re going to be stronger. The four states that we operate in again primarily our revenues come from Missouri.

We feel we have a very good regulatory relationship in Missouri and I know Missouri gets some bad knocks every once in a while but we felt and had Missouri be very constructive with us through the years and so I think as we get a bigger footprint as we combined both Empire and Algonquin, I think it’s even going to further our regulatory relationships in Missouri.

Flipping on to Slide 10, we’ve underwent quite a transition in our generation fleet from 2000 to 2014. The graphs on the right represent the capacity that we have but we’ve added a lot of gas-fired capacity as we’re reduced our coal-fired exposure.

Kind of lost in those charts we’ve also got 15% of our wind or 15% of our energy that comes from wind purchased power contracts. Those expire in the mid-2020s and I think those are tremendous opportunities as we think about our partnership with Algonquin and building new generation as we go into the future.

We’ve also been spending quite a little bit on environmental compliance on our coal units. We recently retired two small coal units at our Riverton station and we are in the process of finishing-up construction on a new combined cycle gas turbine at Riverton so we have a red case filed that goes along with that but between the wind and our gas-fired generation we’ve made a lot of moves towards greening our generation fleet.

Finally on Page 11 we’ve had very modest but steady increases in income and also in rate-based growth and as we look forward, we really see no reason why that kind of modest increases in income and rate-based growth won’t continue, especially as we think towards things like the clean power plant and increases in renewable portfolio standards that are inevitably looking at us over time so that’s Empire in a nutshell so with that I’ll turn it back to Ian.

Ian Robertson: Brad, thanks very much. Appreciate that. With that I’m going to ask David Bronicheski, we’ll start on Slide 13 of the deck. David, take it away, talk a little bit about the financing of the transaction please.

David Bronicheski: Thanks Ian and good afternoon, everybody. I’m pleased to present you today a view of our long-term financing plan for the acquisition of Empire. Just before I get into that on Slide 13 I’d just like to comment that along with Empire being a great strategic fit for us, the acquisition also has important financial benefits for our shareholders.

The transaction provides immediate and material accretion for our shareholders. We see accretion and EPS and FFO per share in Year 1 and view the average annual accretion to be between 7 and 9% on EPS and 12 to 14% on FFO per share over the first three years.

Our business risk profile also improves with this transaction given the significant growth in our regulated utility business from 51% where it stands today to around 72% and as you will see, our financing plan is designed to maintain a strong balance sheet and credit quality.

I would also add that Empire provides multiple new paths for additional growth whether through more investment in utility rate base, for the utility acquisitions, or within Algonquin’s broader platform through greenfield transmission and generation development opportunities.

Moving on to Slide 14, for investors familiar with Algonquin’s financing strategies, you will know that we target credit metrics designed to maintain our current triple-B black credit profile. Over the years Algonquin investors have seen our resolve and commitment to maintain our credit metrics and rating.

We have always believed that maintain strong credit metrics is important not just for our long-term fixed income investors but also to our equity investors as well. This commitment is again demonstrated with our acquisition of Empire.

Our long-term investors should take comfort from the fact that our long-term view of our capital structure, credit quality and financial policies remain unchanged. As everyone is aware about an hour ago we launched a concurrent bought-deal offering of convertible debentures by way of installment receipts.

This financing is expected to fulfill substantially all of our equity requirements for this transaction once the debentures convert to equity at the close of the transaction.

And as part of this we will assume all of Empire’s existing debt with the remaining financing needs met by a combination of U.S. bond placements in the U.S. private placement market where we’ve been very successful in the past and perhaps with some additional U.S. bank debt.

As is our practice we will issue U.S. dollar debt to act as a natural currency hedge for this 100% U.S. transaction. We believe that our combined businesses make us both stronger.

Our regulated rate base will be over $4 billion and our total assets will be close to $9 billion. The scale will improve liquidity as well as our access to the debt and equity capital markets in both Canada and the United States.

So moving on to Slide 15, I’d just like to spend a bit of time talking about the timeline for the transaction. There are a number of customary filings and approvals that we’ll need in order to complete the transaction. In particular we will need to secure approvals from the state commissioners in Missouri, Arkansas, Kansas and Oklahoma.

Algonquin looks forward to meeting and engaging with the regulators as we seek their approvals. We have extensive experience in state regulatory approval process and believe that we bring a compelling proposition as a responsible utility operator committed to maintaining a strong local presence in all of our service territories.

Our approach to Empire’s communities will of course be no different. We are in complete alignment with Brad and the entire Empire management team on the benefits of maintaining Empire’s historic levels of community involvement, charitable contributions, have local support within its existing service territories.

Our expectation is that the process for obtaining approvals will take approximately 10 to 12 months. The final transaction closing is expected Q1 2017. With that I’d like to hand things back over to Ian Robertson who will discuss with you a little bit more about the combined business profile. Ian?

Ian Robertson: Thanks, David. We find our way now through to Slide 17 of that posted slide deck. There’s probably three or four slides I’ll take you through here but I’m going to go relatively quickly because in some respects I think this business combination should be quite intuitive to everyone who understands the Algonquin story.

As Brad had mentioned, it is eerily similar the business mix of Empire and Liberty Utilities and so we feel that we’re staying very much if you will on the fairway as we think about this going forward. Slide 17 there’s really two takeaways that I’ll leave with you.

The first is regarding scale and the second’s regarding diversification. The scale is undeniable as David had mentioned you can see that our customer count is headed toward 800,000. We’re making good on that march to a million customer commitment that we had outlined three or four years ago in terms of the size of the organization, closing-in on $9 billion of total assets.

I think perhaps as importantly though to scale is the diversification, the little map on the lower left-hand side of that slide kind of gives you a sense of how broadly diversified in terms of regulatory jurisdiction, in terms of generation modalities, in terms of generation geography so I think really as we think about the risk profile going forward, the combined entity will obviously enjoy a broader diversification than either Empire or Algonquin on their own.

Flipping to Slide 18 in that slide deck, I guess a couple of points I’d like to highlight there. First is this material shift in our business mix as a percentage of EBITDA. We’re going from approximately 50/50 to well over 2/3 from regulated earnings as David mentioned, it’s the underpinnings for our credit metrics and so we’re obviously thrilled with that shift.

The second thing I’d mention and perhaps it’s in the lower right-hand side of that chart is if you will an evening our distribution utility modalities and so following the integration of Empire District into the Liberty Utilities family will be approximately a third, a third, a third between water, gas and electric. Flipping to Slide 19 of that slide deck, couple of points.

The graph or the little map on the left-hand side of the chart shows the presence that we’re establishing in the Midwest, most notably obviously in Missouri but extending to Illinois and obviously to new states for us, Kansas and Oklahoma but we think there’s obviously great I’ll call them efficacies of scale that we see that we’re going to get through the combination of the business in terms of operations, customer service, etcetera.

On the right-hand side of this graph or this chart speaks to the strong existing regulatory relationships. We as Brad had mentioned sometimes Missouri gets an unfair bad knock. Certainly I’d echo Brad’s sentiment that the state has always been fair to us.

We’re pleased that a fair portion of Empire’s business is located in that state. I will mention that the state is enjoying a continued improvement in its economic environment. Perhaps it’s keeping pace with the broader U.S. but there are a couple of very exciting things that are going on in both Missouri and Arkansas.

In Missouri there are three legislative initiatives all aimed at I’ll say improving certainly from our perspective improving the regulatory environment most notably related to lag, regulatory lag on investment, some rate stabilization and weather normalization and so we’re obviously champions and supporters of those initiatives.

We have been following them closely given our presence in Missouri and obviously are confident that the Missouri regulatory environment will continue to improve. Flipping the page second to last - third to last chart here - not surprisingly as Brad had mentioned there will be continued organic investment by Empire in their distribution, transmission and generation assets.

That will continue on for the years to come and it will provide modest and measured growth in CAPEX and ultimately in net income and EBITDA and so then the last chart to speak to is speaks to the partnership I’ll say that we’ve been able to strike with Empire.

We share a very strong commitment to our customers, our employees and our communities and that’s shared by Empire. We obviously are thrilled that the Empire senior leadership team is available to us to capitalize in terms of consolidating the senior management of our existing mid-states operation into the operations in Joplin, Missouri.

The headquarters will remain in Joplin, Missouri and so we think it’s a great addition and an ability for us to get best in class management expertise into the combined operation.

I was pleased as we spent time in Joplin and getting to know the Empire team that they are as committed to their communities as we are to ours and Empire plays a big role in Joplin and for those who recall it underwent obviously a tragic tornado in 2011 and I can say that Empire was a huge part of pulling that community together and rallying as they’ve done.

And the resurgence is nothing less than profound so anyway there’s certainly a commonality of corporate cultures and that obviously speaks well to integration.

And then lastly the question that I don’t want to say we always ask ourselves but whenever we look at a growth opportunity and particularly an acquisition one, we should have asked ourselves well why are these businesses better off together than separately and while the answer to that question could be largely found in the strategic rationale.

Perhaps it’s repositioning it slightly to say how do these businesses end-up better together than apart and, you know, the first one is the scale of diversification bringing operational financial efficacy.

As I’ve said it’s not about so much about economies of scale but it’s providing better customer service, safer more reliable operations and we think the combination of the businesses certainly does that but the financial scale is certainly important.

It allows the Algonquin and Empire growth opportunity set to be fully exploited and fully pursued including the potential to build a (stratted) outlined additional renewable generation into rate base which is occasioned by growing RPF and clean power plant requirements.

The cost of capital to the larger scale and strengthened credit metrics from the change in business mix obviously has competitiveness implications across our entire business spectrum including regulated and non-regulated businesses.

Secondly, it does surface growth opportunities across our generation transmission and business units and we’re obviously thrilled that perhaps our entrepreneurial spirit can help unlock value in Empire’s pipeline of projects. As Brad said they’ve been around since 1904.

We haven’t been around that long but certainly anyone who knows us would say that they’re a highly entrepreneurial bunch and so we’re thrilled that the combination of those cultures and then lastly at the end of the day of course the compelling shareholder value proposition both for Algonquin and Empire shareholders has to be there.

And I think we’re confident that with the $34 share offer that the Empire shareholders will find value but as importantly the Algonquin shareholders will find value in terms of accretion to their earnings and cash flows which will continue to support our 10% annual dividend growth so with that we’ll open it up for questions. Operator, go ahead.

Operator: Thank you. Ladies and gentlemen if you’d like to ask a question, please signal by pressing star 1 on your telephone keypad. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.

Please limit yourself to two questions and re-queue for any additional questions. Again please press star 1 to ask a question. We’ll pause for just a moment to allow everyone an opportunity to signal for a question. We’ll take the first question from the line of Nelson Ng with RBC Capital Markets. Please go ahead.

Nelson Ng: Great, thanks. Congratulations on the transactions.

Male: Thanks, Nelson.

Nelson Ng: Just a quick question for Empire. Can you just roughly give us the ROE, the approved ROE and the equity thickness on average for the regulated utility?

Ian Robertson: Brad, are you on mute again?

Brad Beecher: Yes, yes, I’m here. I was just contemplating my answer. Our last rate case in Missouri was stipulated with a black box so there is no approved ROE in Missouri and we have typically operated around a 50/50 mixture of debt and equity.

Nelson Ng: And I guess what’s the rough ROE or effective ROE from your perspective?

Brad Beecher: You know, that’s a...

(Crosstalk)

Ian Robertson: ...go ahead.

Brad Beecher: Well, from our perspective from...

(Crosstalk)

Nelson Ng: Or what are you guys assuming, yes?

Ian Robertson: Yes, and in our case Nelson if you’re trying to get to the thoughts on the current rate case or historically, it’s kind of been in the mid-nines the way we’ve been thinking about the business.

Nelson Ng: Okay, yes, that works and then just my next question is in terms of rate-based growth, so you’ve indicated that so I was just looking at the CAPEX profile, how fixed is that CAPEX forecast?

I noticed that the generation CAPEX declines and then kind of increases in 2019 and that like are there you mentioned the opportunity to green the fleet. Is there an opportunity to accelerate the greening of the fleet especially given the I guess the tax incentives that have been extended recently?

Ian Robertson: Well, to be frank Nelson, that CAPEX forecast doesn’t contemplate any material reinvestment in generation related to the CPP or RPS changes and so consequently really that reflects I’ll say continuing organic CAPEX and obviously I’m speaking on behalf of Brad but it’s really as we prepared our financial model, obviously Brad’s team had input into it and so it really doesn’t reflect the upside of a material investment for RPS or CPP compliance.

Nelson Ng: Okay, so from your perspective - I guess from Algonquin’s perspective, how do you see the rate base growing over time...

(Crosstalk)

Ian Robertson: Sure. As Brad had estimated or suggested, you know, it’s I think absent the ability to put significant capital into some of these RPS or CPP related initiatives, we see kind of in the four, 4-1/2% continual growth over the medium term and that’s what that CAPEX program would deliver.

Obviously to the extent that there are opportunities to invest in CPP and potentially in other areas, that might expand. I will I don’t know say tell a little bit of a story out of school and Brad can certainly correct me but one of the things that Empire has done recently is not that long ago entered into a couple of PPAs for some wind generation.

And that decision to enter into the PPAs was kind of concurrent with the decision for the investment in Riverton’s natural gas conversion and I think Empire felt uncomfortable with the significance of direct investment in the renewable generation and so I think there’s an opportunity that I might argue we could say it was an opportunity for investment that you could say was lost.

It was certainly I don’t think there was anything imprudent about it but certainly as we think about the combined organization of Algonquin and Empire, the development expertise that we have in renewable energy and I think certainly the access to capital of the combined organization would have us have chosen a different path back when the decisions were made.

So I think Nelson that as we think about the CAPEX program going forward we’ve obviously taken what Brad’s team has put together but I’m not sure we spent a lot of time saying is how can the entrepreneurial spirit and access to the capital of Algonquin change that and improve it?

So I kind of think of that as a baseline. It’s an attractive baseline. I think it provides the steady growth that we’re looking for but I think there’s certainly upside.

Nelson Ng: Okay, thanks Ian. I’ll get back into the queue.

Ian Robertson: Thanks, Nelson.

Operator: Your next question will come from the line of Sean Steuart with TD Securities. Please go ahead.

Sean Steuart: Thanks, good afternoon everyone and congratulations on the deal.

Male: Thanks Sean.

Sean Steuart: Couple of questions. Could you just give a little bit more background on how the two companies came together, how long has this been underway, who approached who? Was there any competition in soliciting other bids?

Ian Robertson: Well, we’ve obviously we’ve known Brad and his team for a long, long time, I mean, I’ll say it’s a small industry and through EEI and some of the other industry associations, Brad’s a very familiar figure at those meetings and obviously we’ve known Brad, I think Brad can attest we’ve pestered him for years to sell us his water utilities and so I think there’s been a connection with the organization.

I think there’s a little bit I’ll say of kindred spirit there given that we have been sort of a similar-sized organization, very I guess more formally and I don’t want to speak for Brad and maybe I’ll let Brad speak to the process that they had undertaken but we were thrilled to participate in it and so Brad if you want to give the more recent history on the journey you guys have been on, maybe that will be helpful.

Brad Beecher: Sure, Ian. You know, this process was initiated by Empire’s board and we began the process after our October board meeting. Of course there was a leak that came-out in December but we’ve been running kind of a typical process through this time period.

Sean Steuart: Okay, so...

Ian Robertson: Sean I guess the short answer is it’s I don’t want to say it’s the worst-kept secret, certainly people have been calling us about the process. I think we’re thrilled that there’s been a cultural alignment between the objectives of Empire and Liberty which I would hope - I would certainly would say makes us a standout stick.

So can’t speak to any of the other competition other than I can say I certainly know they’re there and I so I think we’re comfortable and confident that it was a robust process but there were factors that I think make us an ideal candidate here.

Sean Steuart: Okay, got it, and Ian you outlined in the December investor day pretty aggressive growth plans across the Legacy business for Algonquin. Does this acquisition change any thinking in terms of scale or ambition of implementing the growth plan you laid-out for the Legacy business at all? Do you scale anything back or is it business as usual with the rest of it?

Ian Robertson: Well, I think it’s business as usual. Obviously one of the things we did talk about in our investor day was the possibility of acquisitions. I think we’re probably not looking at any other acquisitions over the next little while if that’s what you mean Sean but you know, we have a pipeline of great growth opportunities in the generation business.

(Jeff Norman) is pushing those ahead with all dispatch. I think they’re part of that trajectory of earnings that you know, that the business was able to proudly put-up at our investor morning. I would point-out and as we think about the accretion that David and I spoke of, that’s accretion to a pretty aggressively-trajectoried, if that’s a word, growth in EPS and FFO per share.

So we’re certainly not talking about accretion to something flat so we intend to continue to pursue those opportunities. We certainly think they’re going to continue to add value to the business but we’re probably off the acquisition trail for the next year or so Sean.

Sean Steuart: Got it, okay, thanks guys. I’ll get back in the queue.

Ian Robertson: Thanks much.

Operator: Your next question will come from the line of Paul Lechem with CIBC. Please go ahead.

Paul Lechem: Thank you, good afternoon and congrats. Just on the regulatory process to get the deal closed, can you talk about are there any net benefit tests that you need to pass in any of the states or is it more simply do no harm kind of environment?

David Bronicheski: Well, they are different, you know, some of the states are net benefits and some of the states are not in the public interest as you mentioned Paul. I will say that we’re pleased as we looked at the business and looked at the combination of the business, certainly as we combine these businesses there is no expectation that there would be any cost increase occasioned to any of the rate pairs in Missouri, Arkansas, Oklahoma or Kansas.

And so regardless of whether it’s a no net harm or a net benefits test, I think we’re comfortable that as we look forward that we would pass both of those tests. I will point-out that this is not a story of synergies and let’s cut everybody to the bone. That’s just never been our strategy in the past.

It’s always about improving customer service and coming-up with better service offerings and so I think this doesn’t differ from that going as we go forward Paul so frankly it’s about providing better service for slightly less money but better service, that’s really the focus. I don’t know if that’s helpful Paul but...

(Crosstalk)

Paul Lechem: Well, I just wanted to try and find-out if there was any customer benefits that you need to offer above and beyond, I mean, you haven’t really elaborated here on anything that you are offering above and beyond. Is there anything you anticipate you have to do to sweeten the deal so they...

David Bronicheski: Well, in every activity I mean, we always approach it with the thought that we are bringing a benefit to the state and to the rate payers whether it’s opening-up local offices, whether it’s bringing back more local and custom-tailored customer service for the utility.

I think that’s why certainly in our remarks today I think we’re pretty clear that we are in complete alignment with Empire and Brad and his team and their commitment to the local service territories that they operate so whether like Ian said whether it’s a net benefit test or not, we always believe that we bring benefits to the communities that we serve.

Paul Lechem: Thanks, David. I appreciate that.

Ian Robertson: And Paul let me just say that in sort of conclusion this isn’t our first rodeo as you might put it in terms of using a Midwest simile that and that we’ve gone through the process and certainly in two of the four states. We’ve got a relationship with those regulators and I think that the Liberty proposition resonated with staff and with the regulators and we’re hoping that that would continue on both in Missouri and Arkansas as well as Oklahoma and Kansas so...

Paul Lechem: Okay, thanks Ian. Just last question from me, as you noted the mix of the business skews more to the regulated utilities side. Just wondering, is there any intent, is there any desire long term to get the mix back more towards the 50/50 or is that rationale towards going back that way or are you comfortable long term keeping this a bit more skewed to the regulated utilities? Thanks.

Ian Robertson: Well, as you know we’re not hard and fast on any sorts of numbers. I think we’re thrilled with the 70% mix and as you think about the pipeline as Sean had asked about the pipeline of existing opportunities even if we added that pipeline which is generally split 50/50, it’ll be a long time before we push ourselves back to an overall 50/50 mix.

And so I think we’re happy to be at the higher amount of regulated earnings but we’re not hard and fast about anything Paul.

Paul Lechem: Got you, thanks Ian, congrats again.

Ian Robertson: Thanks Paul.

Operator: Your next question will come from the line of Rupert Merer with National Bank. Please go ahead.

Rupert Merer: Good afternoon, everyone. Congratulations.

Ian Robertson: Thanks Rupert.

Rupert Merer: With the scale of the combine company and your increase weighting down in the U.S., have you had any new thoughts on U.S. listings for accessing the U.S. capital markets?

Ian Robertson: Well, the thought I might bring is that, you know, there’s no free lunch in terms of a listing in the U.S., you know, I don’t think that unto itself creates value and, you know, you and I have spoken about that in the past.

I think that there may be a value as the company grows to establishing that presence in the U.S. perhaps for access to capital but I will say that, I mean, we’re obviously thrilled that the Canadian capital markets were supportive of this acquisition and so it’s not for want of capital that we want to move down to the U.S.

The story is obviously well-known in Canada but I think that certainly would create that opportunity. You mentioned the greater preponderance of U.S. assets versus Canadian assets. We’re going from about I’ll call it 80% to slightly over 90% so is it a real shift? Sure.

But I think we still without a doubt are obviously a U.S. centric company from an assets perspective and it may make sense that we begin listing our shares on the NYSE. We are an SEC-registered so to be frank, it’s not going to be a particularly momentous event.

I think for this transaction anyway that the capital that was raised concurrent with this announcement will largely satisfy those equity needs but perhaps as we think further down the road, we would be getting into the U.S. but there’s no need for us to do it I think would be the way I’d say it. David, do you have any other thoughts for that?

David Bronicheski: No, I would think that was exactly spot on. We’re pleased that we’re able to satisfy our capital needs on the equity side here in Canada and, you know, as long as you’re able to do that, there’s not that compelling reason necessarily to go into the States.

But as we continue to grow I think over time that’s definitely something that we do have on the radar screen and that is why we continue to keep our SEC registration.

Rupert Merer: Great, and then secondly looking at your FFO and EPS accretion numbers, you mentioned you’re not looking at any significant cuts, cutting to the bone, looking for cost savings but how much saving can you find in legal costs and listing costs and maybe even taxes if you’re headquartered in Canada?

David Bronicheski: Well, those are obviously very distinctly different categories. With respect to the public company cost, obviously those are obvious savings, you know, Brad doesn’t have to continue to pay fees to the NYSE going forward. We obviously have the fees we have to pay here in Toronto for the larger utility, our larger equity size but there obviously are savings, one annual report.

And so but that’s not the rationale behind to be frank Rupert behind the accretion. The accretion for this, you know, is premised to be frank on just a combination of the businesses.

I think it does reflect as you do point-out for better or for worse Canada enjoys a lower corporate tax rate and I think there are benefits to our shareholders of the ability to pay those taxes in Canada at some level, obviously all in accordance with the tax treaties.

But we’re thrilled that those accretion numbers that you see aren’t premised on, you know, some major change to either of our businesses and so I think that’s part of why we think there is alignment and why it is a compelling proposition.

Rupert Merer: Hey, excellent, thank you. We’ll leave it there.

David Bronicheski: Thanks Rupert.

Ian Robertson: Thanks Rupert.

Operator: And once again ladies and gentlemen if you’d like to ask a question, please press the star followed by the 1. That will conclude the Q&A session for today, sir. I will turn it over to you for any closing remarks.

Ian Robertson: Great, well I appreciate all the thoughts and involvement on the call today. Obviously this is the start of a journey for this organization. It does represent a significant shift for this company going forward. It’s a strategic acquisition but we’re obviously thrilled to have taken the first step on that journey with everyone today so with that, I appreciate your time. Thanks very much.

Operator: Ladies and gentlemen, this does conclude today’s call. Thanks for your participation.

END

Additional Information and Where to Find It

The proposed transaction will be submitted to shareholders of Empire for their consideration.  In connection with the transaction, Empire will file a proxy statement and other materials with the U.S. Securities and Exchange Commission (the “SEC”). This communication is not a substitute for the proxy statement or any other document that Empire may send to its shareholders in connection with the proposed transaction. EMPIRE SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT FOR THE PROPOSED TRANSACTION WHEN IT IS FILED, AND ANY AMENDMENT OR SUPPLEMENT THERETO THAT MAY BE FILED, WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EMPIRE AND THE TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website at www.sec.gov, at Empire’s website at www.empiredistrict.com or by sending a written request to Corporate Secretary, The Empire District Electric Company, 602 S. Joplin Avenue, Joplin, Missouri 64801.

Participants in the Solicitation

Empire and its directors and executive officers are deemed to be participants in any solicitation of Empire shareholders in connection with the proposed transaction. Information about Empire’s directors and executive officers is available in Empire’s definitive proxy statement, filed on March 18, 2015, in connection with its 2015 annual meeting of shareholders, and in Empire’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.